Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)418-6169	(310)395-2215 or (203)222-9013

NAUTILUS NAMES NEW CHIEF FINANCIAL OFFICER

VANCOUVER, Wash. – (February 28, 2005) –Nautilus (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, announces the promotion of William D. “Bill” Meadowcroft to chief financial officer effective March 31, succeeding Rod Rice who is retiring March 31 after 11 years with the company.

Meadowcroft joined Nautilus in 2000 and has served as the company’s principal accounting officer, treasurer and corporate controller as the organization quadrupled in net sales. He spearheaded the company’s successful compliance with Sarbanes-Oxley, renegotiated credit arrangements for both consumers and commercial customers, and is consolidating financial systems and organizations following three acquisitions.

Meadowcroft has 20 years of accounting and finance experience, including eight with Deloitte & Touche in Portland, Ore., and Ernst & Young in Providence, R.I. He was responsible for rebuilding the financial infrastructure of the American Automobile Association of Oregon/Idaho before joining Nautilus. Meadowcoft has been a Certified Public Accountant in Oregon, has an undergraduate degree from Pennsylvania State University, and has a master’s degree from Western Seminary in Portland, Ore.

“Rod has done an excellent job as chief financial officer of our company and I regret seeing him leave. However, I am thrilled that he will be able to pursue some other passions in his life, and that he leaves our organization’s financial operations in excellent hands,” said, Gregg Hammann, chairman and CEO of Nautilus. “As one would expect from a good leader, Rod has done an excellent job preparing Bill Meadowcroft to succeed him.”

“Over the past year, we have benchmarked the skills and talent of Bill Meadowcroft with other leading financial officers. We are confident that Bill is well prepared to manage the financial infrastructure of Nautilus as we move into a period of substantial growth and diversification. In his five years at Nautilus, Bill has established himself as a man of high integrity with the demonstrated fiscal management required throughout all dimensions of our business.”

Meadowcroft succeeds Rod Rice, who joined Nautilus in 1994 when the company had just $4 million in net sales, compared to $523.8 million reported for 2004.

“I am very pleased to have been a part of our company’s exciting past, and have complete confidence in Bill supporting the company’s plans to become the global leader in all fitness categories where it competes,” said Rice. “Bill has proven himself not only to possess the necessary accounting skills and knowledge, but to be a knowledgeable business leader.”

About Nautilus

Headquartered in Vancouver, Wash., Nautilus (NYSE:NLS) helps people achieve a fit and healthy lifestyle through proper exercise, rest and nutrition. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster® and Trimline®, Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial and retail channels. The Company was formed in 1986 and had 2004 sales of $523 million. It has 1,200 employees and operations in Washington, Colorado, Oklahoma, Texas, Illinois, Virginia, Switzerland, Germany, United Kingdom, Italy, China, and elsewhere. More information is at www.nautilus.com.